Exhibit 99.1

Press Release

For Immediate Release

Cowen Group, Inc. Announces 2007 Second Quarter Results

New York, July 31, 2007 - Cowen Group, Inc. (NASDAQ: COWN) today announced its operating results for the quarter ended June 30, 2007.

Total revenue for the quarter ended June 30, 2007 was $71.2 million, representing a decrease of 15% from $83.6 million in the prior year period.  The Company’s adjusted operating income for the second quarter of 2007 was $2.9 million compared to $6.2 million in the prior year period (see “Financial Measures” below for a discussion of adjusted operating income).  For the quarter ended June 30, 2007, the Company reported net income of $0.2 million, or $0.02 per diluted share, a decrease of $5.4 million compared to net income of $5.6 million in the prior year period.

Total revenue for the six months ended June 30, 2007 was $144.8 million, down 23% from $187.4 million for the prior year period.  Adjusted operating income for the six months ended June 30, 2007 was $8.0 million as compared to adjusted operating income of $22.2 million in the prior year period.  For the six months ended June 30, 2007 income before taxes of $4.8 million included the effects of a one-time $1.8 million gain related to the sale of the Company’s membership seat on the Chicago Board Options Exchange.  For the six months ended June 30, 2006, income before taxes of $44.2 million included the effects of a one-time $24.8 million gain related to the Company’s New York Stock Exchange membership seats and consideration received upon the consummation of the merger of the New York Stock Exchange and Archipelago Holdings, Inc.  For the six months ended June 30, 2007, net income was $2.7 million, a decrease of $39.4 million, or 94%, compared to net income of $42.1 million for the six months ended June 30, 2006.

“I am pleased to announce a number of recent developments that are not reflected in our quarterly results but are indicative of our continued progress towards transforming this firm and ensuring our long-term growth,” said Kim Fennebresque, Chairman and Chief Executive Officer.  “Cowen Asset Management recently hired an experienced team of professionals with a proven track record of delivering long-term performance in global equity funds.  In addition, our leveraged finance team closed its first leveraged recapitalization and we look forward to developing this product further as it represents an important enhancement to the platform of financing alternatives we currently offer our clients. We have also broadened our investment banking platform through establishment of two new sector groups: Aerospace & Defense and Telecommunications.  During the quarter we made a number of key senior hires to support the growth of these groups and new groups, and other important areas of our firm.

Mr. Fennebresque continued, “These recent developments underscore our continued progress towards transforming this firm into the leading diversified growth investment bank.  I am encouraged by the positive actions that we continue to take both to strengthen our existing franchise as well as to expand our footprint, and I am confident that we are taking the necessary steps to assure our future growth and success as a standalone company.”

Results of Operations

Investment Banking

The second quarter’s results reflected a decrease in revenue from capital raising activities, offset partially by an increase in strategic advisory revenue.  Investment banking revenue was $30.2 million for the second quarter of 2007, down 24% from $39.5 million in the second quarter of 2006.

•      Equity underwriting revenue was $15.2 million, down 13% from $17.5 million in the prior year period.  In the second quarter of 2007, the Company lead managed 7 offerings and co-managed 13 offerings of equity and convertible securities for 20 companies, raising proceeds of approximately $3.3 billion.  In the second quarter of 2006, the Company lead managed 6 offerings and co-managed 8 offerings of equity and convertible securities for 14 companies, raising proceeds of approximately $4.8 billion.

•      Private placement revenue was $6.7 million in the second quarter of 2007, a decrease of $11.0 million, or 62%, compared to $17.7 million in the second quarter of 2006.  For the second quarter of 2007, the Company completed 5 private transactions with an average transaction size of $46.2 million compared to 7 transactions with an average transaction size of $54.1 million in the prior year period.

•      Strategic advisory fees were $8.3 million in the second quarter of 2007, an increase of $4.0 million, or 94%, compared to $4.3 million in the second quarter of 2006.  The Company acted as an advisor on 4 strategic advisory transactions that closed in the second quarter of 2007 with an aggregate value of approximately $485 million.  In addition, the Company rendered a fairness opinion in Huntsman Corporation’s $9.6 billion sale to Hexion Specialty Chemicals, a portfolio company of Apollo Management.  In 2006, the Company acted as an advisor on 2 strategic advisory transactions that closed in the second quarter with an aggregate value of approximately $167 million.

Sales and Trading

Sales and trading revenue decreased slightly to $37.4 million for the second quarter of 2007 compared to $37.5 million for the prior year period.  Commissions remained relatively stable at $22.2 million in the second quarter of 2007 compared to $22.1 million in the second quarter of 2006.  Principal transactions decreased slightly to $15.2 million in the second quarter of 2007 from $15.4 million in the prior year period.

Interest and Dividend Income

Interest and dividend income was $1.9 million for the second quarter of 2007, a decrease of $3.6 million, or 66%, compared with $5.5 million in the prior year period.  The decrease resulted primarily from lower average interest bearing assets in the second quarter of 2007 compared with the second quarter in 2006, partially offset by higher average interest rates during the second quarter of 2007.  The reduction in interest bearing assets was the result of our returning capital to Société Générale in connection with our initial public offering in July of 2006.

Other

Other revenue for the second quarter of 2007 was $1.7 million, an increase of $0.6 million, or 51%, compared to $1.1 million in the second quarter of 2006.  The increase was primarily attributable to an increase in equity research fee income associated with the unbundling arrangements with certain of our institutional clients.

Compensation Expense

Employee compensation and benefits expense was $43.8 million for the second quarter of 2007, a decrease of $5.0 million, or 10%, compared with $48.8 million for the prior year period.  The decrease was attributable to the application of the Company’s compensation to revenue ratio to lower revenue in 2007.  Compensation and benefits expense in the second quarter of 2007 included $2.5 million of expense associated with the initial grant of equity awards to the Company’s employees in connection with the initial public offering.  Excluding the expense associated with the initial grant of equity awards, compensation and benefit expense in the second quarter of 2007 represented 58% of revenue.

Non-Compensation Expense

Non-compensation expense was $27.0 million for the second quarter of 2007, a decrease of $1.9 million, or 7%, compared with $28.9 million in the prior year period.  The decrease was primarily attributable to a decrease in service fees as a result of our separation from Société Générale and a decrease in floor brokerage and trade execution related expenses as a result of our new clearing agreement with National Financial Services.  These decreases were partially offset by increases in business development expenses and depreciation and amortization expense.

Provision for Income Taxes

The provision for taxes was $0.2 million for the three months ended June 30, 2007, which equaled an effective tax rate of 40.9%, compared to a provision for taxes of $0.3 million in the second quarter of 2006, which represented an effective tax rate of 5.8%.

Financial Measures

In addition to the results presented above in accordance with generally accepted accounting principles, or GAAP, the Company presents financial measures that are non-GAAP measures, such as adjusted operating income.  The Company believes that these non-GAAP measures, viewed in addition to and not in lieu of the Company’s reported GAAP results, provide useful information to investors regarding its performance and overall results of operations.  These metrics are an integral part of the Company’s internal reporting to measure the performance of its business and the overall effectiveness of senior management.  Reconciliations to comparable GAAP measures are available in the accompanying schedules.  The non-GAAP measures presented herein may not be comparable to similarly titled measures presented by other companies, and are not identical to corresponding measures used in our various agreements or public filings.

Investors Conference Call

Kim Fennebresque, Chairman and Chief Executive Officer, and Thomas Conner, Chief Financial Officer, will host a conference call to discuss the Company’s second quarter financial results on Tuesday, July 31, 2007, at 9:00 am EST.  This call can be accessed by dialing 1-888-713-4214 domestic and 1-617-213-4866 international.  The passcode for the call is 29672828. A replay of the call will be available beginning at 11:00 am July 31, 2007 through August 7, 2007.  To listen to the replay, please dial 1-888-286-8010 domestic or 1-617-801-6888.  The passcode for this call is 17906610. The call can also by accessed through live audio webcast or by delayed replay on the Company’s website at www.cowen.com.

About Cowen Group, Inc.

Cowen Group, Inc., through Cowen and Company, LLC and Cowen International Limited, provides investment banking services, including underwriting and other capital raising solutions, equity research, sales, trading and mergers and acquisitions advice, to emerging growth companies in sectors including healthcare, technology, media and telecommunications, aerospace and defense, consumer and alternative energy.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements.  Forward-looking statements provide the Company’s current expectations or forecasts of future events.  Forward-looking statements include statements about the Company’s expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts.  Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements.  The Company’s actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission on March 30, 2007.  The Annual Report on Form 10-K is available at our website at www.cowen.com and at the Securities and Exchange Commission website at www.sec.gov.  Unless required by law, the company undertakes no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this press release.

SOURCE:	Cowen Group, Inc.

CONTACT:	Thomas Conner, Chief Financial Officer
Cowen Group, Inc.
646-562-1719
Website: www.cowen.com

Cowen Group, Inc.
Preliminary Unaudited Consolidated Statements of Operations
Three and Six Months Ended June 30, 2007 and 2006

	Three Months Ended		Six Months Ended
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
	(dollars in thousands, except per share data)
Revenues
Investment banking	$30,148	$39,477	$55,511	$92,916
Commissions	22,226	22,109	46,187	46,224
Principal transactions	15,220	15,368	35,885	34,780
Interest and dividend income	1,894	5,510	4,031	11,655
Other	1,735	1,153	3,150	1,835
Total revenues	71,223	83,617	144,764	187,410
Expenses
Employee compensation and benefits	43,823	48,838	88,990	111,576
Floor brokerage and trade execution	3,187	4,508	6,641	8,828
Service fees, net	3,714	4,663	7,217	9,619
Communications	4,418	4,356	8,615	8,484
Occupancy and equipment	4,373	4,513	8,650	8,735
Marketing and business development	4,129	3,287	7,344	6,190
Depreciation and amortization	1,015	519	1,781	994
Interest	154	177	295	404
Other	6,031	6,836	12,228	13,176
Total expenses	70,844	77,697	141,761	168,006
Operating income	379	5,920	3,003	19,404
Gain on exchange memberships	—	—	1,775	24,832
Income before income taxes	379	5,920	4,778	44,236
Provision for income taxes	155	345	2,083	2,121
Net income	$224	$5,575	$2,695	$42,115

Earnings per share:
Basic	$0.02	$0.43	$0.21	$3.26
Diluted	$0.02	$0.43	$0.20	$3.26

Weighted average common shares outstanding:
Basic	12,912	12,900	12,911	12,900
Diluted	13,530	12,900	13,474	12,900

Cowen Group, Inc.
Reconciliation of Operating Income to Adjusted Operating Income
Three and Six Months Ended June 30, 2007 and 2006

	Three Months Ended		Six Months Ended
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
	(dollars in millions)

Operating income	$0.4	$5.9	$3.0	$19.4
Exclusion of net deferred compensation plan expenses	—	0.3	—	2.8
Exclusion of compensation expense related to IPO equity awards	2.5	—	5.0	—
Adjusted operating income	$2.9	$6.2	$8.0	$22.2